DENNY’S CORPORATION REPORTS RESULTS FOR FIRST QUARTER 2020

SPARTANBURG, S.C., May 14, 2020 - Denny’s Corporation (NASDAQ: DENN), franchisor and operator of one of America's largest franchised full-service restaurant chains, today reported results for its first quarter ended March 25, 2020 and provided a business update on the impact of the COVID-19 pandemic on the Company’s operations.

John Miller, Chief Executive Officer, stated, “While the Denny's brand had a positive start to the year delivering solid sales results through February, the dramatic and sudden impact of COVID-19 and related restrictive government mandates weighed on the final weeks of the fiscal first quarter. Despite this unprecedented challenge, we and our franchise partners adapted quickly with a primary focus on further protecting our guests, restaurant teams, employees, and suppliers through enhanced health and safety training and protocols. As restaurant operations were being limited to off-premise sales channels, we implemented streamlined menus, 'Dine-Thru' curbside service programs, and shareable family meal packs in a matter of days. I am especially proud of how well our seasoned management team and network of franchisees are working together in these extremely difficult times with an enduring resolve to continue safely serving our guests and the communities in which we live."

Miller continued, "At the same time, we have fortified our balance sheet, made disciplined cost savings decisions, and worked aggressively on multiple fronts to secure various forms of financial relief for our franchisees. As we look ahead, we are well-positioned to reopen dining rooms, focus on recovery, and create value for our stakeholders."

First Quarter 2020 Highlights

•	Total Operating Revenue was $96.7 million.

•	Domestic system-wide same-store sales** decreased 6.3%.

•	Completed 13 remodels, including 12 at franchised restaurants.

•	Operating Income was $18.0 million.

•	Franchise Operating Margin* was $25.2 million, or 46.4% of franchise and license revenue, and Company Restaurant Operating Margin* was $6.2 million, or 14.6% of company restaurant sales.

•	Net Income was $9.0 million, or $0.16 per diluted share.

•	Adjusted Net Income* was $9.9 million, or $0.17 per diluted share.

•	Adjusted EBITDA* was $15.7 million.

•	Adjusted Free Cash Flow* was $9.0 million.

•	Repurchased $34.2 million of common stock.

COVID-19 Business Update

Domestic and international operations of Denny's Corporation (the "Company") and its franchisees have been significantly disrupted by the global COVID-19 pandemic due to related federal, state and local government responses that include "stay at home" directives and mandated dining room closures. The Company remains focused on the safety and wellbeing of its guests, restaurant teams, franchisees, employees, and suppliers. Retraining materials and communications have been distributed to the entire system of restaurants, reinforcing strict food safety procedures, handwashing and personal hygiene standards, and enhanced daily deep cleaning protocols. These enhanced health and safety measures were developed in anticipation of dine-in service restrictions starting to ease and as Denny’s restaurants prepare for new social-distancing standards in their dining rooms. The Company has remained in close contact with public health officials and government agencies to ensure all public health concerns are appropriately addressed.

The Company has also worked closely with its suppliers to address contingency plans and has not experienced any significant supply chain issues.

Current Trends

Domestic system-wide same-store sales** have sequentially improved over the last few weeks of April, as compared to the equivalent weeks of 2019, from the low of -80% experienced in the final week of the first fiscal quarter, which ended on March 25, 2020. The following table presents second quarter weekly results compared to the equivalent fiscal weeks in 2019:

Second Quarter 2020 Weekly Domestic System-Wide Same-Store Sales**

Week Ended 4/1	Week Ended 4/8	Week Ended 4/15	Week Ended 4/22	Week Ended 4/29	Week Ended 5/6
-79%	-78%	-76%	-72%	-72%	-68%

Average unit volumes of off-premise sales have more than doubled from February 2020 to April 2020, supported by temporarily waived delivery fees, new “Dine-Thru” curbside service programs, and recently launched shareable family meal packs. Pick-up sales in April 2020 accounted for 57% of total sales, while delivery sales accounted for 39%.

As of May 13, 2020, 82% of domestic Denny's restaurants were operating, most with take-out and delivery options, streamlined menus, and reduced operating hours, which impacted same-store sales** results. Currently, 312 Denny's restaurants remain temporarily closed, including 272 domestic franchise restaurants and 40 international franchise restaurants. Additionally, with easing restrictions for dine-in service, 521 Denny's restaurants have reopened dining rooms with capacity limitations in 21 states. As dining room restrictions continue to ease and sales begin to improve, some labor inefficiencies and increased cleaning and supply costs are anticipated as Company operated restaurants adjust to improved sales volumes and enhanced health and safety protocols.

Franchisee Support

As previously disclosed, direct financial relief to Denny’s franchise partners has included: deferral of remodels until further notice, deferral of royalty and advertising fees for week 11 of the 2020 fiscal year, abatement of such fees for weeks 12 and 13 of the 2020 fiscal year, and a 12-week lease deferral for franchisees operating in properties owned by the Company.

Additionally, the Company has secured rent relief in the form of abatements or deferrals for approximately 75% of the leases in which the Company is a lessee, including those instances in which the Company subleases to franchisees and will be extending the same relief as a pass through.

Furthermore, the Company has worked closely with key vendors and primary third-party franchise lenders to help secure additional relief on behalf of franchisees. Denny’s franchisees are pursuing available forms of relief under recent federal stimulus programs, and franchisees representing over 82% of total domestic franchise restaurants have received funding under the Paycheck Protection Program, with another 7% approved and awaiting funding.

Cost Savings Initiatives and Capital Allocation

The Company has implemented cost savings measures, including suspended travel, canceled in-person field meetings, placed holds on all open corporate and field positions, significantly reduced restaurant level staffing across the company portfolio, meaningfully reduced compensation for the Board of Directors and multiple levels of management, and furloughed over 25% of the employees at its corporate office. The Company is also analyzing whether federal tax credits available in connection with the COVID-19 pandemic apply to wages paid to retained employees during the crisis. In addition, the Company suspended share repurchases as of February 27, 2020, and terminated its 10b5-1 Plan effective March 16, 2020, in light of uncertain market conditions arising from the COVID-19 pandemic.

Prior to the end of the quarter ended March 25, 2020, the Company borrowed $40.5 million under its existing credit facility to provide enhanced financial flexibility in light of uncertain market conditions arising from the COVID-19 pandemic. As of March 25, 2020, the Company had approximately $39.2 million of cash and cash equivalents, outstanding borrowings under its credit facility of $318 million, and availability of $62.7 million.

For the quarter ended March 25, 2020, the Company was in compliance with its financial covenants related to its credit facility, but projected that it would not be in compliance with certain financial covenants beginning for the quarter ending June 24, 2020. Subsequent to the quarter ended March 25, 2020, the Company and certain of its subsidiaries entered into a second amendment to the current credit agreement (the "Second Amendment") dated as of May 13, 2020 (the "Effective Date") which amends the current credit agreement dated as of October 26, 2017.

The Second Amendment temporarily waives certain financial covenants. The consolidated fixed charge coverage ratio is waived until the fiscal quarter ending March 31, 2021, at which point the covenant level will revert to a minimum of 1.50x. The consolidated leverage ratio covenant is waived until the fiscal quarter ending March 31, 2021, at which point the covenant level will increase from 4.00x to 4.50x, stepping down to 4.25x in the second fiscal quarter of 2021 and 4.00x in the third fiscal quarter of 2021 and thereafter. Effective May 13, 2020, the Second Amendment adds a monthly minimum liquidity covenant, defined as the sum of unrestricted cash and revolver availability. We project that we will be in compliance with the financial covenants, as amended, over the next twelve months.

Commencing with the Second Amendment until the date of delivery of our financial statements for the fiscal quarter ending June 30, 2021, the interest rate of the Amended Credit Agreement shall be increased to LIBOR plus 3.00%. During this period, the Company will be prohibited from paying dividends and making stock repurchases and other general investments. Additionally, capital expenditures will be restricted to $10 million in the aggregate, beginning on the Effective Date through the fiscal quarter ending March 31, 2021.

First Quarter Results

Denny’s total operating revenue was $96.7 million compared to $151.4 million in the prior year quarter. Franchise and license revenue was $54.4 million compared to $52.9 million in the prior year quarter. Company restaurant sales were $42.3 million compared to $98.5 million in the prior year quarter. These changes were primarily due to the Company's refranchising and development strategy which was substantially complete by the end of 2019, the early impact of COVID-19 on sales, and the related abatement of royalty and advertising fees during the last two weeks of the quarter.

Franchise Operating Margin* was $25.2 million, or 46.4% of franchise and license revenue, compared to $25.8 million, or 48.8%, in the prior year quarter. This margin rate decrease was primarily driven by the royalty abatement and a $1 million bad debt allowance on franchise related receivables due to COVID-19, partially offset by an increase in occupancy revenue from additional leases and subleases to franchisees as a result of our refranchising and development strategy in 2019.

Company Restaurant Operating Margin* was $6.2 million, or 14.6% of company restaurant sales, compared to $14.4 million, or 14.6%, in the prior year quarter. The margin rate was flat compared to the prior year quarter, as an increase in occupancy related expenses from refranchising restaurants where the Company owns the real estate as well as an increase in general liability costs primarily due to higher property insurance costs were generally offset by a decrease in other operating costs.

Total general and administrative expenses were $7.7 million, compared to $18.8 million in the prior year quarter. This change was due to a reduction in share-based compensation expense, market valuation changes in the Company's deferred compensation plan liabilities, a decrease in performance-based incentive compensation, and the rationalization of certain business costs in connection with our refranchising and development strategy.

Interest expense, net was $4.0 million, compared to $5.4 million in the prior year quarter, primarily due to lower interest rates, lower average credit facility borrowings, and a reduction in financing leases. Denny’s ended the quarter with $334.1 million of total debt outstanding, including $318.0 million of borrowings under its credit facility.

The provision for income taxes was $2.3 million, reflecting an effective tax rate of 20.5%. Approximately $0.2 million in cash taxes was paid during the quarter.

Net income was $9.0 million, or $0.16 per diluted share, compared to $15.5 million, or $0.24 per diluted share, in the prior year quarter. Adjusted Net Income Per Share* was $0.17 compared to $0.13 in the prior year quarter.

Adjusted Free Cash Flow* and Capital Allocation

Denny’s generated $9.0 million of Adjusted Free Cash Flow* in the quarter after investing $2.8 million in cash capital expenditures, including maintenance capital and remodels.

During the quarter, the Company allocated $34.2 million to share repurchases before suspending share repurchases as of February 27, 2020.

Business Outlook

On March 16, 2020, the Company announced that it had withdrawn its guidance for the fiscal year ending on December 30, 2020. Given the dynamic and evolving impact of the COVID-19 pandemic on the Company's operations and substantial uncertainty about future performance, the Company cannot reasonably provide an updated business outlook at this time.

*	Please refer to the Reconciliation of Net Income to Non-GAAP Financial Measures, as well as the Reconciliation of Operating Income to Non-GAAP Financial Measures included in the following tables.

** Same-store sales include sales at company restaurants and non-consolidated franchised and licensed restaurants that were open the same period in the prior year. Total operating revenue is limited to company restaurant sales and royalties, advertising revenue, fees and occupancy revenue from non-consolidated franchised and licensed restaurants. Accordingly, domestic franchise same-store sales and domestic system-wide same-store sales should be considered as a supplement to, not a substitute for, the Company's results as reported under GAAP.

Conference Call and Webcast Information

Denny’s will provide further commentary on the results for the first quarter ended March 25, 2020 on its quarterly investor conference call today, Tuesday, May 14, 2020 at 4:30 p.m. Eastern Time. Interested parties are invited to listen to a live broadcast of the conference call accessible through the investor relations section of Denny’s website at investor.dennys.com. A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

About Denny’s

Denny's Corporation is the franchisor and operator of one of America's largest franchised full-service restaurant chains, based on the number of restaurants. As of March 25, 2020, Denny’s had 1,695 franchised, licensed, and company restaurants around the world including 147 restaurants in Canada, Puerto Rico, Mexico, the Philippines, New Zealand, Honduras, the United Arab Emirates, Costa Rica, Guam, Guatemala, the United Kingdom, El Salvador, Indonesia, and Aruba. For further information on Denny's, including news releases, links to SEC filings, and other financial information, please visit the Denny's investor relations website at investor.dennys.com.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release. In addition, certain matters discussed in this release may constitute forward-looking statements. These forward-looking statements, which reflect its best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries, and underlying restaurants to be materially different from the performance indicated or implied by such statements. Words such as “expect”, “anticipate”, “believe”, “intend”, “plan”, “hope”, and variations of such words and similar expressions are intended to identify such forward-looking statements. Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others: the rapidly evolving COVID-19 pandemic and related containment measures, including the potential for further operational disruption from government mandates affecting restaurants; economic, public health and political conditions that impact consumer confidence and spending, including COVID-19; competitive pressures from within the restaurant industry; the level of success of our operating initiatives and advertising and promotional efforts; adverse publicity; health concerns arising from food-related pandemics, outbreaks of flu viruses, such as avian flu, or other diseases; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy (including with regard to energy costs), particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 25, 2019 (and in the Company’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K).

Investor Contact:
Curt Nichols
877-784-7167

Media Contact:
Hadas Streit, Allison+Partners
646-428-0629

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	3/25/20	12/25/19
Assets
Current assets
Cash and cash equivalents	$39,218	$3,372
Investments	5,165	3,649
Receivables, net	15,136	27,488
Assets held for sale	—	1,925
Other current assets	12,065	16,299
Total current assets	71,584	52,733
Property, net	97,077	97,626
Financing lease right-of-use assets, net	11,205	11,720
Operating lease right-of-use assets, net	152,952	158,550
Goodwill	36,884	36,832
Intangible assets, net	53,270	53,956
Deferred income taxes, net	28,999	14,718
Other noncurrent assets, net	32,162	34,252
Total assets	$484,133	$460,387

Liabilities
Current liabilities
Current finance lease liabilities	$1,637	$1,674
Current operating lease liabilities	16,403	16,344
Accounts payable	12,009	20,256
Other current liabilities	35,989	57,307
Total current liabilities	66,038	95,581
Long-term liabilities
Long-term debt	318,000	240,000
Noncurrent finance lease liabilities	14,413	14,779
Noncurrent operating lease liabilities	149,239	152,750
Other	136,935	95,341
Total long-term liabilities	618,587	502,870
Total liabilities	684,625	598,451

Shareholders' deficit
Common stock	1,097	1,094
Paid-in capital	599,401	603,980
Deficit	(180,385)	(189,398)
Accumulated other comprehensive loss, net of tax	(66,632)	(33,960)
Treasury stock	(553,973)	(519,780)
Total shareholders' deficit	(200,492)	(138,064)
Total liabilities and shareholders' deficit	$484,133	$460,387

Debt Balances
(In thousands)	3/25/20	12/25/19
Credit facility revolver due 2022	$318,000	$240,000
Finance lease liabilities	16,050	16,453
Total debt	$334,050	$256,453

DENNY’S CORPORATION
Condensed Consolidated Statements of Income
(Unaudited)

	Quarter Ended
(In thousands, except per share amounts)	3/25/20	3/27/19
Revenue:
Company restaurant sales	$42,291	$98,545
Franchise and license revenue	54,404	52,866
Total operating revenue	96,695	151,411
Costs of company restaurant sales, excluding depreciation and amortization	36,118	84,113
Costs of franchise and license revenue, excluding depreciation and amortization	29,170	27,058
General and administrative expenses	7,742	18,811
Depreciation and amortization	4,146	6,233
Operating (gains), losses and other charges, net	1,473	(8,935)
Total operating costs and expenses, net	78,649	127,280
Operating income	18,046	24,131
Interest expense, net	3,951	5,407
Other nonoperating expense (income), net	2,763	(1,423)
Income before income taxes	11,332	20,147
Provision for income taxes	2,319	4,657
Net income	$9,013	$15,490

Basic net income per share	$0.16	$0.25
Diluted net income per share	$0.16	$0.24

Basic weighted average shares outstanding	56,300	61,651
Diluted weighted average shares outstanding	58,106	63,683

Comprehensive (loss) income	$(23,659)	$3,337

General and Administrative Expenses	Quarter Ended
(In thousands)	3/25/20	3/27/19
Corporate administrative expenses	$11,781	$12,868
Share-based compensation	(1,537)	2,253
Incentive compensation	14	2,539
Deferred compensation valuation adjustments	(2,516)	1,151
Total general and administrative expenses	$7,742	$18,811

DENNY’S CORPORATION
Reconciliation of Net Income to Non-GAAP Financial Measures
(Unaudited)

The Company believes that, in addition to GAAP measures, certain other non-GAAP financial measures are appropriate indicators to assist in the evaluation of operating performance on a period-to-period basis. The Company uses Adjusted EBITDA, Adjusted Free Cash Flow, Adjusted Net Income and Adjusted Net Income Per Share internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees. Adjusted EBITDA is also used to evaluate the ability to service debt because the excluded charges do not have an impact on prospective debt servicing capability and these adjustments are contemplated in our credit facility for the computation of our debt covenant ratios. We define Adjusted Free Cash Flow for a given period as Adjusted EBITDA less the cash portion of interest expense net of interest income, capital expenditures, and cash taxes. Management believes that the presentation of Adjusted Free Cash Flow provides useful information to investors because it represents a liquidity measure used to evaluate, among other things, operating effectiveness and is used in decisions regarding the allocation of resources. However, each of these non-GAAP financial measures should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance and liquidity measures prepared in accordance with U.S. generally accepted accounting principles.

	Quarter Ended
(In thousands, except per share amounts)	3/25/20	3/27/19
Net income	$9,013	$15,490
Provision for income taxes	2,319	4,657
Operating (gains), losses and other charges, net	1,473	(8,935)
Other nonoperating (income) expense, net	2,763	(1,423)
Share-based compensation	(1,537)	2,253
Deferred compensation plan valuation adjustments	(2,516)	1,151
Interest expense, net	3,951	5,407
Depreciation and amortization	4,146	6,233
Cash payments for restructuring charges and exit costs	(684)	(751)
Cash payments for share-based compensation	(3,211)	(3,531)
Adjusted EBITDA	$15,717	$20,551

Cash interest expense, net	(3,720)	(5,148)
Cash paid for income taxes, net	(224)	(367)
Cash paid for capital expenditures	(2,818)	(7,815)
Adjusted Free Cash Flow	$8,955	$7,221

	Quarter Ended
(In thousands, except per share amounts)	3/25/20	3/27/19
Net income	$9,013	$15,490
Gains on sales of assets and other, net	(1,070)	(9,475)
Impairment charges	2,181	—
Tax effect (1)	(228)	2,448
Adjusted Net Income	$9,896	$8,463

Diluted weighted average shares outstanding	58,106	63,683

Diluted Net Income Per Share	$0.16	$0.24
Adjustments Per Share	$0.01	$(0.11)
Adjusted Net Income Per Share	$0.17	$0.13

(1)
Tax adjustments for the three months ended March 25, 2020 are calculated using the Company's year-to-date effective rate of 20.5%. Tax adjustments for the three months ended March 27, 2019 are calculated using an effective tax rate of 25.8%.

DENNY’S CORPORATION
Reconciliation of Operating Income to Non-GAAP Financial Measures
(Unaudited)

The Company believes that, in addition to GAAP measures, certain other non-GAAP financial measures are appropriate indicators to assist in the evaluation of restaurant-level operating efficiency and performance of ongoing restaurant-level operations. The Company uses Total Operating Margin, Company Restaurant Operating Margin and Franchise Operating Margin internally as performance measures for planning purposes, including the preparation of annual operating budgets, and these three non-GAAP measures are used to evaluate operating effectiveness.

We define Total Operating Margin as operating income excluding the following three items: general and administrative expenses, depreciation and amortization, and operating (gains), losses and other charges, net. We present Total Operating Margin as a percent of total operating revenue. We exclude general and administrative expenses, which includes primarily non-restaurant-level costs associated with support of company and franchised restaurants and other activities at our corporate office. We exclude depreciation and amortization expense, substantially all of which is related to company restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlays for the restaurants. We exclude special items, included within operating (gains), losses and other charges, net, to provide investors with a clearer perspective of the Company’s ongoing operating performance and a more relevant comparison to prior period results.

Total Operating Margin is the total of Company Restaurant Operating Margin and Franchise Operating Margin. We define Company Restaurant Operating Margin as company restaurant sales less costs of company restaurant sales (which include product costs, company restaurant level payroll and benefits, occupancy costs, and other operating costs including utilities, repairs and maintenance, marketing and other expenses) and present it as a percent of company restaurant sales. We define Franchise Operating Margin as franchise and license revenue (which includes franchise royalties and other non-food and beverage revenue streams such as initial franchise fees, advertising revenue and occupancy revenue) less costs of franchise and license revenue and present it as a percent of franchise and license revenue.

These non-GAAP financial measures provide a meaningful comparison between periods and enable investors to focus on the performance of restaurant-level operations by excluding revenues and costs unrelated to food and beverage sales in addition to corporate general and administrative expense, depreciation and amortization, and other gains and charges. However, each of these non-GAAP financial measures should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles. Total Operating Margin, Company Restaurant Operating Margin and Franchise Operating Margin do not accrue directly to the benefit of shareholders because of the aforementioned excluded costs, and are not indicative of the overall results for the Company.

	Quarter Ended
(In thousands)	3/25/20	3/27/19
Operating income	$18,046	$24,131
General and administrative expenses	7,742	18,811
Depreciation and amortization	4,146	6,233
Operating (gains), losses and other charges, net	1,473	(8,935)
Total Operating Margin	$31,407	$40,240

Total Operating Margin consists of:
Company Restaurant Operating Margin (1)	$6,173	$14,432
Franchise Operating Margin (2)	25,234	25,808
Total Operating Margin	$31,407	$40,240

(1)
Company Restaurant Operating Margin is calculated as operating income plus general and administrative expenses; depreciation and amortization; operating (gains), losses and other charges; and costs of franchise and license revenue; less franchise and license revenue.

(2)
Franchise Operating Margin is calculated as operating income plus general and administrative expenses; depreciation and amortization; operating (gains), losses and other charges; and costs of company restaurant sales; less company restaurant sales.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Quarter Ended
(In thousands)	3/25/20		3/27/19
Company restaurant operations: (1)
Company restaurant sales	$42,291	100.0%	$98,545	100.0%
Costs of company restaurant sales:
Product costs	10,130	24.0%	23,905	24.3%
Payroll and benefits	17,106	40.4%	39,832	40.4%
Occupancy	3,163	7.5%	5,784	5.9%
Other operating costs:
Utilities	1,436	3.4%	3,372	3.4%
Repairs and maintenance	789	1.9%	1,888	1.9%
Marketing	1,119	2.6%	3,707	3.8%
Other direct costs	2,375	5.6%	5,625	5.7%
Total costs of company restaurant sales	$36,118	85.4%	$84,113	85.4%
Company restaurant operating margin (non-GAAP) (2)	$6,173	14.6%	$14,432	14.6%

Franchise operations: (3)
Franchise and license revenue:
Royalties	$23,847	43.8%	$25,240	47.7%
Advertising revenue	17,526	32.2%	18,942	35.8%
Initial and other fees	1,697	3.1%	1,139	2.2%
Occupancy revenue	11,334	20.8%	7,545	14.3%
Total franchise and license revenue	$54,404	100.0%	$52,866	100.0%

Costs of franchise and license revenue:
Advertising costs	$17,526	32.2%	$18,942	35.8%
Occupancy costs	7,409	13.6%	5,249	9.9%
Other direct costs	4,235	7.8%	2,867	5.4%
Total costs of franchise and license revenue	$29,170	53.6%	$27,058	51.2%
Franchise operating margin (non-GAAP) (2)	$25,234	46.4%	$25,808	48.8%

Total operating revenue (4)	$96,695	100.0%	$151,411	100.0%
Total costs of operating revenue (4)	65,288	67.5%	111,171	73.4%
Total operating margin (non-GAAP) (4)(2)	$31,407	32.5%	$40,240	26.6%

Other operating expenses: (4)(2)
General and administrative expenses	$7,742	8.0%	$18,811	12.4%
Depreciation and amortization	4,146	4.3%	6,233	4.1%
Operating (gains), losses and other charges, net	1,473	1.5%	(8,935)	(5.9)%
Total other operating expenses	$13,361	13.8%	$16,109	10.6%

Operating income (4)	$18,046	18.7%	$24,131	15.9%

(1)			As a percentage of company restaurant sales.
(2)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margin should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(3)			As a percentage of franchise and license revenue.
(4)			As a percentage of total operating revenue.

DENNY’S CORPORATION
Statistical Data
(Unaudited)

Changes in Same-Store Sales (1)	Quarter Ended
(increase (decrease) vs. prior year)	3/25/20	3/27/19
Company Restaurants	(9.4)%	1.5%
Domestic Franchised Restaurants	(6.0)%	1.2%
Domestic System-wide Restaurants	(6.3)%	1.3%

Average Unit Sales	Quarter Ended
(In thousands)	3/25/20	3/27/19
Company Restaurants	$627	$582
Franchised Restaurants	$384	$402

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units December 25, 2019	68	1,635	1,703
Units Opened	—	8	8
Units Refranchised	—	—	—
Units Closed	(1)	(15)	(16)
Net Change	(1)	(7)	(8)
Ending Units March 25, 2020	67	1,628	1,695

Equivalent Units
Year-to-Date 2020	67	1,631	1,698
Year-to-Date 2019	169	1,534	1,703
Net Change	(102)	97	(5)

(1)
Same-store sales include sales at company restaurants and non-consolidated franchised and licensed restaurants that were open the same period in the prior year. Total operating revenue is limited to company restaurant sales and royalties, advertising revenue, fees and occupancy revenue from non-consolidated franchised and licensed restaurants. Accordingly, domestic franchise same-store sales and domestic system-wide same-store sales should be considered as a supplement to, not a substitute for, our results as reported under GAAP.